BAKER DONELSON BEARMAN, CALDWELL & BERKOWITZ, PC	WACHOVIA TOWER 420 TWENTIETH STREET NORTH SUITE 1600 BIRMINGHAM, ALABAMA 35203 PHONE: 205.328.0480 fax: 205.322.8007 www.bakerdonelson.com

Irene Graves
Direct Dial: 205.250.8314
Direct Fax: 205.488.3714
E-Mail Address: igraves@bakerdonelson.com

February 11, 2008

Mr. Terence O'Brien
Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7010
100 F Street, N.E.
Washington, D.C.  20549

Re:	NN, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2006
Filed March 16, 2007
Form 10-Q for the Fiscal Quarter Ended September 30, 2007
Filed November 9, 2007
File No. 000-23486

Ladies and Gentlemen:

Pursuant to your discussion with James H. Dorton last week, NN, Inc. (the "Company") hereby requests an additional ten (10) business days in which to respond to the the comments received from the Staff of the Securities and Exchange Commission by letter dated November 28, 2007.  Please do not hesitate to contact the undersigned if you have any questions or comments relating to this correspondence.

                Very truly yours,

                                                            /s/ Irene Graves
                                        Irene Graves

cc:            James H. Dorton